Exhibit 99.1

FOR IMMEDIATE RELEASE

Terra Capital Partners Secures $150 Million Financing

Terra to Expand Its Investment Mandate to Include First Mortgages

NEW YORK, December 18, 2018 - Terra Capital Partners (“Terra”), a New York City based real estate credit asset manager, today announced that it has secured a $150 million credit line from Goldman Sachs Bank USA.

The financing will facilitate the expansion of Terra’s investment strategy, which will now include first mortgage originations, a natural extension of its existing mezzanine and preferred equity business.

“This is an exciting time for Terra and an important step in our evolution,” said Vik Uppal, Terra’s Chief Executive Officer. “With this financing, we are broadening our investment universe and capitalizing on current opportunities in lending by expanding our participation throughout the capital structure and offering flexible and attractive structures and terms. Terra will leverage this new competitive advantage while continuing its disciplined investment approach.”

Terra intends to continue sourcing deals covering all strategies, property types, and markets throughout the United States, through its deep base of existing relationships while also establishing new partnerships.

About Terra Capital Partners

Terra Capital Partners is a New York City based real estate credit asset manager that invests across property types, markets and securities. The firm has deployed $2 billion of capital and has built a strong track record over its history. Currently, Terra has approximately $500 million of discretionary capital under management.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as "continue," "could," "expects," "future," "potential," "seeks," and "will" or similar expressions are intended to identify forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Terra can give no assurance that their expectations will be attained or past performance will continue. Terra undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

This press release does not constitute an offer of any securities for sale in any jurisdiction.

Media Contacts

Jonathan Keehner / Julie Oakes / Jillian Kary

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449